UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC File Number 811-08469                              CUSIP Number 004853206

(Check One):
(  ) Form 10-K  (  ) Form 20-F  (  ) Form 11-K   (X) Form 10-Q   (  ) Form N-SAR

                        For Period Ended: March 31, 1999
                           --------------------------

                           (  )  Transition Report on Form 10-K
                           (  )  Transition Report on Form 20-F
                           (  )  Transition Report on Form 11-K
                           (  )  Transition Report on Form 10-Q
                           (  )  Transition Report on Form N-SAR
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________

                         PART I - REGISTRANT INFORMATION

Full Name of Registrant:         ACORN HOLDING CORP.
                        ____________________________________________________

Former Name if Applicable:      N/A
                          __________________________________________________

Address of Principal Executive Offices:  1251 Avenue of the Americas, 45th Floor
                                       _________________________________________
City, State and Zip Code:   New York, New York  10020-1104
                         _______________________________________________________

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (  (a)  The reasons described in reasonable detail in Part III of this form
     (        could not be eliminated without unreasonable effort or expense;
     (
/x/  (  (b)  The subject annual report, semi-annual report, transition report on
     (       Form 10-K, Form 20-F,  11-K or Form N-SAR,  or portion  thereof,
     (       will be filed on or before the fifteenth  calendar day following
     (       the  prescribed  due date;  or the subject quarterly  report of
     (       transition report on Form 10-Q, or portion thereof will be filed
     (       on or before the fifth  calendar day following the  prescribed due
     (       date;  and
     (
     (  (c)  The  accountant's  statement  or other  exhibit
             required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the time prescribed time period.

         All of the information to be included therein was not available for a timely electronic transmission.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Stephen A. Ollendorff          212             536-4089
------------------------------  ---------       -----------------
         (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed. If answer is not, identify report(s).

                              Yes     X      No
                                    -----        ------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected in the earnings statements to be included in the subject report or portion thereof?

                              Yes           No     X
                                    -----        ------


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               ACORN HOLDING CORP.
        ----------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     May 17, 1999               Stephen A. Ollendorff
     _______________________     By_______________________________________
                                     Stephen A. Ollendorff
                                     Chief Executive Officer